Exhibit 99.1

Delcath Systems Announces Appointment of Bridget Martell, MA, MD to Delcath’s Board of Directors

NEW YORK, May 28, 2024 Delcath Systems, Inc. (Nasdaq: DCTH) (the “Company” or “Delcath”), an interventional oncology company focused on the treatment of primary and metastatic cancers of the liver, is pleased to announce the appointment of Dr. Bridget Martell to the Company’s Board of Directors effective May 23, 2024.

“We are pleased to welcome Dr. Martell to the Delcath Board,” said John Sylvester, Chairman of the Delcath Board of Directors. “Dr. Martell’s extensive experience serving both in senior management roles and as a director at multiple biotechnology companies, as well as her expertise in oncology clinical development, will be a great asset to Delcath as we strive to achieve our mission of improving patient outcomes.”

Dr. Martell is currently an independent director at the publicly traded companies Aligos Therapeutics (Nasdaq:ALGS) and Achieve Life Sciences (Nasdaq: ACHV). She was a director of POINT Biopharma Global, Inc. (Nasdaq: PNT), a cancer treatment biotechnology company, from June 2023 until its acquisition by Eli Lilly and Company in December 2023 and Ayala Pharmaceuticals, another oncology focused company whose assets were sold to Immunome in March of 2024. She recently joined Two Bear Capital as a Biotechnology Operating Partner. Prior to this she was the founder and managing partner of BAM Consultants a biotechnology focused consulting practice and during that tenure has served in a full time capacity as a C-suite executive including as President and Chief Executive Officer of Artizan Biosciences, Inc., a privately held biotechnology company, and as a Chief Medical Officer for various early-stage and mid-stage private and public biotechnology companies

Dr. Martell holds a B.S. in microbiology from Cornell University, an M.A. in Molecular Immunology from Boston University and an M.D. from Chicago Medical School. She completed her internship and residency in internal medicine and was an internal medicine chief resident and RWJ Faculty Clinical Scholar at Yale University. Dr. Martell is board certified in both Internal and Addiction Medicine. Dr. Martell was a Teaching Attending and Clinical Associate Professor at Yale from 2005 to 2020 and has continued her engagement at Yale as an Entrepreneur In Residence at Yale Ventures since 2017.

“I am excited to be joining Delcath’s Board of Directors at this crucial time in the Company’s growth and evolution,” said Dr. Martell. “I look forward to supporting the Delcath team both in its near-term commercial goals and longer-term clinical development strategy.”

About Delcath Systems, Inc., HEPZATO KIT and CHEMOSAT

Delcath Systems, Inc. is an interventional oncology company focused on the treatment of primary and metastatic liver cancers. The company’s proprietary products, HEPZATO KIT™ (Hepzato (melphalan) for Injection/Hepatic Delivery System) and CHEMOSAT® Hepatic Delivery System for Melphalan percutaneous hepatic perfusion (PHP), are designed to administer high-dose chemotherapy to the liver while controlling systemic exposure and associated side effects during a PHP procedure.

In the United States, HEPZATO KIT is considered a combination drug and device product and is regulated and approved for sale as a drug by the FDA. HEPZATO KIT is comprised of the chemotherapeutic drug melphalan and Delcath’s proprietary Hepatic Delivery System (HDS). The HDS is used to surgically isolate the liver while simultaneously filtrating hepatic venous blood during melphalan infusion and washout. The use of the HDS results in loco-regional delivery of a relatively high melphalan dose, which can potentially induce a clinically meaningful tumor response with minimal hepatotoxicity and reduce systemic exposure. HEPZATO KIT is approved in the United States as a liver-directed treatment for adult patients with metastatic uveal melanoma (mUM) with unresectable hepatic metastases affecting less than 50% of the liver and no extrahepatic disease, or extrahepatic disease limited to the bone, lymph nodes, subcutaneous tissues, or lung that is amenable to resection or radiation. Please see the full Prescribing Information, including BOXED WARNING for the HEPZATO KIT.

In Europe, the device-only configuration of the HDS is regulated as a Class III medical device and is approved for sale under the trade name CHEMOSAT Hepatic Delivery System for Melphalan, or CHEMOSAT, where it has been used in the conduct of percutaneous hepatic perfusion procedures at major medical centers to treat a wide range of cancers of the liver.

Investor Relations Contact:

Westwicke Partners

investorrelations@delcath.com